CUSIP No. 02553310                                          Page 24 of 24 Pages


                                                                       EXHIBIT 4

                              AGREEMENT RELATING TO
                             THE 2002 ANNUAL MEETING
                         OF AMERICAN ECOLOGY CORPORATION

          The undersigned, being shareholders and directors of American Ecology Corporation (the "Company"), hereby agree as follows in regard to the election of directors for the Company at its annual meeting to be held on May 30, 2002 and at any and all adjournments thereof (the "Annual Meeting"):

          1. The Company's board of directors has unanimously voted to nominate the following for election as directors at the Annual Meeting (collectively the "nominees"):

                   John Couzens
                   Roy C. Eliff
                   Edward F. Heil
                   Roger Hickey
                   Stephen A. Romano
                   Paul F. Schutt
                   Thomas A. Volini

          2. The undersigned hereby agree to vote equally all shares held of record or beneficially or over which they have voting power at the Annual Meeting for the election of all of the Nominees and agree that they will not solicit or participate in the solicitation of votes for any other candidates at the Annual Meeting.

          3. Mr. Barker hereby agrees to amend his Schedule 13D to reflect the understanding in paragraph 2 above.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 23rd day of April 2002.


                                           /s/ Edward F. Heil
                                           Edward F. Heil


                                           /s/ Rotchford Barker
                                           Rotchford Barker


                                           /s/ Keith Bronstein
                                           Keith Bronstein